Exhibit 2.1
PLAN OF REORGANIZATION AND AGREEMENT OF MERGER
     This PLAN OF REORGANIZATION AND AGREEMENT OF MERGER (the “Agreement”), made and entered into this 29th day of August, 2007, by and among SERVISFIRST BANCSHARES, INC., a Delaware corporation, (the “Holding Company”), SFB INTERIM, INC., an Alabama corporation (“Interim”) and SERVISFIRST BANK, an Alabama state banking corporation (the “Bank”), (Interim and the Bank being hereinafter sometimes referred to collectively as the “Constituent Companies”).
R E C I T A L S:
     WHEREAS, the Bank is a banking corporation existing under the laws of the State of Alabama, having its principal offices at 3300 Cahaba Road, Suite 300, Birmingham, County of Jefferson, Alabama 35203;
     WHEREAS, the directors of the Bank have determined it will be in the best interest of the shareholders of the Bank and of the Bank to operate the Bank through a holding company structure, and, therefore, the directors have caused to be formed the Holding Company, a corporation existing under the laws of the State of Delaware, having its principal offices at 3300 Cahaba Road, Suite 300, Birmingham, County of Jefferson, Alabama 35203, for purposes of effectuating the transactions described herein, and which will become a registered bank holding company through ownership of the Surviving Bank (as hereinafter defined) after approval from certain state and federal regulatory bodies and at the Effective Time (as hereinafter defined);
     WHEREAS, the Holding Company has caused to be formed, and will own all of the issued and outstanding stock of, Interim solely for the purpose of effectuating a merger of it with and into the Bank to accomplish the formation of a holding company structure to own the Bank;

     WHEREAS, the respective boards of directors of the Holding Company, Interim and the Bank deem it advisable and for the benefit of each of said corporations and their respective shareholders that Interim merge with and into the Bank with the Bank being the surviving entity and with all of the shareholders of the Bank becoming shareholders in the Holding Company;
     WHEREAS, each of the respective boards of directors of the Holding Company, Interim and the Bank have, by resolutions, approved and authorized the execution and delivery of this Agreement and the reorganization and merger of the Holding Company, Interim and the Bank (the “Reorganization”) on the terms and conditions set forth herein; and
     WHEREAS, the Holding Company, Interim and the Bank desire to reorganize in a transaction intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.
     THEREFORE, in consideration of the mutual covenants, promises, agreements and provisions contained herein and subject to the satisfaction of the terms set forth herein, and intending to be legally bound hereby, Interim, the Bank and the Holding Company agree as follows:
ARTICLE I
PRINCIPAL TERMS OF THE REORGANIZATION AND MERGER
     1.1 The Reorganization and Merger. Upon the terms and conditions of this Agreement, including the receipt of all requisite government approval and shareholder approvals, and in accordance with the Alabama Business Corporation Act (the “ABCA”) and the Alabama Banking Code (the “ABC”), the Reorganization will be carried out in the following manner:

          (a) the Bank shall call a meeting of its shareholders to approve the Reorganization and shall solicit proxies to vote in favor of the Reorganization.
          (b) Subject to the provisions of this Agreement, Articles of Merger (the “Articles of Merger”) shall be duly executed and filed with the Alabama Secretary of State in accordance with the ABCA. Upon the issuance of a Certificate of Approval (the “Certificate of Approval”) from the superintendent of the Alabama State Banking Department, as required by Section 5-7A-4 of the ABC, a copy of the Certificate of Approval shall be forwarded to the Alabama Secretary of State for filing. The Reorganization shall become effective upon the filing of the Articles of Merger and Certificate of Approval with the Alabama Secretary of State (the “Effective Time”).
          (c) At the Effective Time, Interim shall be merged with and into the Bank. The separate existence of Interim shall cease, and the Bank shall continue as the surviving entity (the Bank, in its capacity as the corporation surviving such merger, is hereinafter sometimes referred to as the “Surviving Bank”).
          (d) The manner and basis of converting the shares of capital stock of each of the Constituent Companies and the Holding Company into shares, rights, obligations, securities of the Surviving Bank, the Holding Company, or, into cash or property shall be as follows:
          (i) At the Effective Time, each share of common stock, $5.00 par value, of Interim, issued and outstanding immediately prior to the Effective Time shall be converted automatically into a right to receive one (1) share of common stock, $5.00 par value, of the Surviving Bank;
          (ii) At the Effective Time, each share of common stock, $5.00 par value, of the Bank (“Bank Common Stock”), issued and outstanding immediately prior to the

Effective Time shall be converted automatically into the right to receive one share of common stock, $0.001 par value, of the Holding Company (“Holding Company Common Stock”); and
          (iii) At the Effective Time, each share of Holding Company Common Stock outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive $10.00 in cash.
          (e) The name of the Surviving Bank shall be “SERVISFIRST BANK” until changed, as provided by law.
          (f) The Articles of Incorporation of the Bank shall be the Articles of Incorporation of the Surviving Bank, and the Bylaws of the Bank in existence on the effective date of the Reorganization, shall be the Bylaws of the Surviving Bank until repealed or amended, as provided by law.
     1.2 Effect of Reorganization. The Reorganization shall have the effect provided in Section 5-7A-2 of the ABC and Section 10-2B-11.06 of the ABCA. At the Effective Time, Interim shall cease to exist and the Bank will be the Surviving Bank. At the Effective Time, the separate existence of Interim shall cease and the Surviving Bank shall thereupon and thereafter possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Companies; and all property, real, personal and mixed, and all debts due on whatever account, and each and every other interest of or belonging to or due to each of the Constituent Companies shall be taken and deemed to be transferred to and invested in the Surviving Bank without further act or deed; and the title to any real estate, or any interest therein, vested in any of the Constituent Companies shall not revert or be in any way impaired by reason of such merger. The

Surviving Bank shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Companies; and any claim existing or action or proceeding pending by or against either of the Constituent Companies may be prosecuted as if such merger had not taken place, or the Surviving Bank may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either of the Constituent Companies shall be impaired by such merger.
     1.3 Necessary Approvals. This Agreement shall be submitted to the shareholders of the Bank and Interim for adoption at separate meetings to be called and held in accordance with the applicable provisions of law and the respective Articles of Incorporation and Bylaws of the Bank and Interim. The Bank and Interim shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals, in the taking of any other action, and in the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Reorganization on the terms provided herein, including, without limitation, the preparation and submission of an application to the Alabama Department of Banking for approval of the Reorganization under the provisions of the laws of the State of Alabama. The consummation of the Merger shall be subject to the approval of the transaction by the shareholders of the Bank and Interim, the Alabama Department of Banking and the Federal Deposit Insurance Corporation.
     1.4 Conditions Precedent. Consummation of the Reorganization is conditioned upon the satisfaction of the following conditions:
          (a) adoption of this Agreement by the affirmative vote of the shareholders, both of the Bank and Interim, owning at least a majority of the outstanding capital stock of each, and who are entitled to vote thereon at the meetings of such shareholders to be held for such purpose;

          (b) the Alabama Department of Banking and the Federal Deposit Insurance Corporation shall have approved the merger of Interim into the Bank;
          (c) the Board of Governors of the Federal Reserve System shall have approved the application of the Holding Company to become a bank holding company by reason of its acquisition of all of the outstanding Bank Common Stock;
          (d) the expiration of the review period of the United States Department of Justice; and
          (e) at the time of the mailing of the Bank’s proxy statement to its shareholders and thereafter through the closing of the Reorganization, Holding Company Common Stock to be received by the Bank’s shareholders shall be the subject of an effective registration statement under the Securities Act of 1933 and shall be duly registered or qualified under the securities laws of all states in which such registration or qualification is required, or the Holding Company Common Stock shall be exempt from the registration requirements of such federal or state laws;
          (f) the Holding Company and the Bank shall have received at the closing of the Reorganization an opinion from Haskell Slaughter Young & Rediker, LLC in form and substance satisfactory to the Holding Company and the Bank to the effect, in general, that:
          (i) the Reorganization will qualify as a reorganization under Section 368(a)(l)(A) of the Internal Revenue Code by reason of Section 368(a)(2)(E) thereof;
          (ii) no gain or loss will be recognized by the holders of Bank Common Stock on the conversion of such shares into Holding Company Common Stock;

          (iii) the cost basis of Holding Company Common Stock received in the Reorganization by holders of Bank Common Stock will generally be the same as their cost basis in Bank Common Stock exchanged therefor;
          (iv) the holding period of Holding Company Common Stock received will include the period during which Bank Common Stock exchanged therefor was held, provided Bank Common Stock was held as a capital asset;
          (v) no gain or loss will be recognized by the Bank, the Holding Company or Interim as a result of the Reorganization; and
          (vi) cash received by the Bank shareholders exercising their dissenters’ rights and receiving cash in exchange for their Bank Common Stock pursuant to a dissenter’s proceeding, will be treated as having been received as a taxable redemption of their Bank Common Stock, subject to the provisions of Section 302 of the Internal Revenue Code.
     1.5 Surviving Bank Board of Directors. At the Effective Time, the Board of Directors of the Surviving Bank shall the same as the Bank’s prior to the reorganization. The directors shall hold office until the next annual meeting of the shareholders of the Surviving Bank and until their successors are elected in accordance with the bylaws of the Surviving Bank. If at the Effective Time any vacancy shall exist on the board of directors of the Surviving Bank, such vacancy shall be filled in the manner specified in the bylaws of the Surviving Bank.
     1.6 Holding Company Board of Directors. At the Effective Time, the Board of Directors of the Holding Company shall be the same as the Bank’s prior to the reorganization. The directors shall hold office until the next annual meeting of the shareholders of the Holding Company and until their successors are elected in accordance with the bylaws of the Holding Company. If at the

Effective Time any vacancy shall exist on the board of directors of the Holding Company, such vacancy shall be filled in the manner specified in the bylaws of the Holding Company.
ARTICLE II
DISTRIBUTION TO BANK SHAREHOLDERS
     2.1 Delivery of Merger Consideration. The Holding Company shall deliver to the holders of certificates evidencing ownership of Bank Common Stock, immediately upon receipt from the holders thereof of such certificates, duly executed and in proper form for transfer, Holding Company Common Stock to which they are entitled to as provided for herein pursuant to the following provisions:
          (a) As soon as practical after the Effective Time, the Holding Company shall send a notice and transmittal form to each record holder of a certificate evidencing Bank Common Stock, advising such holder of the Reorganization and the procedure for surrendering to the Holding Company such certificate in exchange for such holder=s pro rata share of Holding Company Common Stock. Each holder of a certificate evidencing Bank Common Stock, upon surrender of the same to the Holding Company in accordance with such transmittal form, shall be entitled to receive such holder=s pro rata share of Holding Company Common Stock.
          (b) No transfer taxes shall be payable by any holder of record of Bank Common Stock at the Effective Time in respect of the exchange of such certificates for Holding Company Common Stock. If Holding Company Common Stock provided for herein is to be delivered to any person other than the registered holder of Bank Common Stock surrendered for exchange, the amount of any stock-transfer or similar taxes (whether imposed on the holder of record or such person) payable on account of the transfer to such person shall be paid to the Holding Company by such person. The Holding Company may refuse to make such exchange unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.
          (c) After the Effective Time, each outstanding certificate which theretofore represented Bank Common Stock shall, until surrendered for exchange in accordance with this Section 2.1, be deemed for all purposes to evidence only the right to receive Holding Company Common Stock. No dividends or other distributions which are declared on Holding Company Common Stock will be paid to persons otherwise entitled to receive the same until the certificates representing Bank Common Stock have been surrendered in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such persons. In no event shall the persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.
          (d) Notwithstanding anything to the contrary set forth herein, if any holder of Bank Common Stock shall be unable to surrender his or her certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an indemnity bond in form and substance and with surety satisfactory to the Holding Company.
     2.2 Stock Options. Any stock option plan, stock bonus plan, or other stock incentive plan maintained by the Bank prior to the Reorganization shall be and hereby is amended as of the effective date of the acquisition of the Bank by the Holding Company to be a plan of the Holding Company and any outstanding options, stock appreciation or other rights which have been issued by the Bank prior to the Reorganization shall be and become as of the effective date of said acquisition options, stock appreciation or other rights pertaining to the Holding Company. The Holding

Company shall take all actions necessary to effectuate such amendments and adoption of such obligations of the Holding Company.
     2.3 Dissenting Shareholders. Any shares of Bank Common Stock held by persons who have perfected their dissenters rights under the ABCA, and have not effectively withdrawn or lost their dissenters rights under the ABCA, shall not be converted pursuant to this Agreement but shall be entitled only to such rights as are granted them by the dissenters rights provisions of the ABCA. Dissenting shareholders entitled to payment for shares of Bank Common Stock pursuant to the Alabama dissenters rights statute shall receive payment from the Holding Company in an amount as determined pursuant to the ABCA.
ARTICLE III
MISCELLANEOUS
     3.1 Termination. This Agreement may be terminated and abandoned by the Bank at any time prior to the date the Reorganization becomes effective, whether before or after any shareholder action in the event of the occurrence of any one or more of the following circumstances which in the sole judgment of the Bank’s Board of Directors, makes the Reorganization undesirable for the Bank and its shareholders:
     (a) the holders of more than 10% of the outstanding shares of the Bank Common Stock dissent from the Reorganization;
     (b) any act, suit, proceeding or claim relating to the Reorganization is instituted before any court or administrative body or threatened to be instituted before such court or body; or

     (c) for any other reason the consummation of the Reorganization is deemed inadvisable in the opinion of the Bank’s Board of Directors.
Upon termination, as provided in this section, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of the Bank, Interim or the Holding Company, or on the directors, officers, employees, agents or shareholders of any of them.
     3.2 Amendment. The respective boards of directors of the Holding Company, Interim and the Bank may amend, modify and supplement this Agreement.
     3.3 Governing Law. This Agreement shall be governed and construed under the laws of the State of Alabama without regard to conflict of laws principles.
[Signature page to follow]

     IN WITNESS WHEREOF, the undersigned have executed this Plan of Reorganization and Agreement of Merger on this 29th day of August, 2007.

SERVISFIRST BANK
By:	/s/ Thomas A. Broughton III
Thomas A Broughton III
Its:	President

SFB INTERIM, INC.
By:	/s/ Thomas A. Broughton III
Thomas A. Broughton III
Its:	President

SERVISFIRST BANCSHARES, INC.
By:	/s/ Thomas A. Broughton III
Thomas A. Broughton III
Its:	President

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